UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2013

T3 MOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35133	20-4987549
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

2990 Airway Avenue
Costa Mesa, California 92626

(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 619-3600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 15, 2013, T3 Motion, Inc., (NYSE MKT: TTTM), a Delaware corporation (the “Company”) received written notification regarding the results of its appeal held on March 4th, 2013, before the Panel of the NYSE MKT, LLC (the “Panel,” NYSE MKT, or the “Exchange”) regarding the Company’s compliance with the continued listing standards of the Exchange.

After considering the Company’s presentations, as well as prior written submissions the Panel unanimously decided to defer further action on the appeal. The Panel concluded that it would test the Company’s representations over the next two months before making its final decision. As such, the Panel requested the NYSE MKT Staff to provide a report of the Company’s operations through May 15, 2013.

Should the Staff’s report conclude that the Company is no longer financially impaired, this delisting proceeding will be dismissed. Should the Staff’s Report not so conclude, the Company will have until the close of business on the second business day after the Company receives the Staff’s Report to submit to the Panel a written response. The Panel will then render its final decision in writing.

On March 20, 2013, the Company issued a press release announcing its receipt from the Panel of notice of the Company’s results of its NYSE MKT appeal bid. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release dated March 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T3 Motion, Inc.

Date: March 20, 2013	By:	/s/ William Tsumpes
Name: William Tsumpes
Title: Chief Executive Officer

EXHIBIT INDEX

No.	Description
99.1	Press Release dated March 20, 2013